Exhibit 14

WORTHINGTON INDUSTRIES, INC.

CODE OF CONDUCT

Table of Contents

Introduction	1

Commitment to Legal and Ethical Behavior	1

Work Environment	1
Respect	1
Equal Opportunity	1
Non-Harassment/Non-Discrimination	1
Safety and Health	2
Prevention of Violence in the Workplace	2

Loyalty to Worthington	2
Conflicts of Interest	2
Business Opportunities	2
Investments	2
Family Members	2
Consultants and Representatives	3
Bribes, Kickbacks and Other Improper Payments	3
Fraud, Misappropriation, Theft, Embezzlement	3
Gifts, Meals and Entertainment	3

Personal Behavior	3

Information Technology	4
Information Security Responsibility	4
Social Media Use	4
Chat Rooms/Message Boards	4
Software Use	4
Policy on Electronic Media	4
Privacy Guidelines	5
Non-Compliance	5

Using and Supplying Information	5
Insider Stock Trading	5
Information of Other Companies	5
Communication with the Analysts and Investors	5
Investor Relations Information	5
Media Relations	6

Record Keeping	6
Accuracy of Records	6
Financial Reporting Compliance	6
Reporting of Concerns	6
Worthington’s Proprietary Information	7
Certifications and Disclosures	7
Competitive Intelligence	7

Compliance With Laws and Regulations	8
Antitrust Laws	8
A. Relationship with Competitors	8
B. Customer Relations	8

i

Foreign Business	8
Environmental Practices	9

Political Contributions and Activity	9
Corporate Contributions	9
Employee Political Participation	9

Additional Provisions Applicable to Officers and Directors	9

Resolving and Reporting Issues	9
Do the Right Thing	9
How To Get Help	10
Reporting Violations	10

EthicsLine	10

Contact Information	10

ii

Code of Conduct

Introduction

Guided by the Worthington Philosophy, Worthington has built a strong and valuable reputation. Preserving and building upon this reputation and maintaining the trust and confidence of those with whom we deal is vitally important to the Company and a responsibility all employees share.

The Worthington Industries Philosophy has long provided employees with guidance for the conduct of business operations. This Code of Conduct is a further guide to the legal and ethical standards the Company expects of all employees and to their relationship with the Company, fellow employees, customers, suppliers and other parties. This Code of Conduct has the full support and commitment of the Company’s Board of Directors and Management and is applicable to all Worthington employees unless otherwise provided by local laws or regulations.

This Code of Conduct is neither a contract nor a comprehensive manual that covers every situation that might develop. It is a guide that identifies key issues, policies and resources to help employees reach appropriate decisions.

Commitment to Legal and Ethical Behavior

Worthington is committed to conducting its business in accordance with the core values reflected in the Worthington Philosophy, which is rooted in the Golden Rule of treating others as we would like to be treated. This commitment includes conducting its business in accordance with high standards of ethical behavior and in compliance with applicable laws and regulations. Worthington views this commitment seriously and expects all of its employees to ensure this commitment is met. All employees must be aware of the laws and regulations that affect their job and must carry out their responsibilities in compliance with those laws and regulations. Employees must adhere to the standards of conduct outlined in this Code of Conduct and act in a professional, legal and ethical manner at all times. Any questions or concerns about illegal or unethical acts should be raised with management or the Ethics Officer, or reported on the EthicsLine. Any manager who is notified of, or otherwise becomes aware of, any suspected unethical behavior, illegal act, or other violation of this Code of Conduct, is to report such matter to the Ethics Officer, either directly or on the EthicsLine. Failure to abide by this Code of Conduct and applicable laws and regulations can lead to disciplinary measures appropriate to the violation, up to and including termination.

Work Environment

Respect. Worthington employees will treat each other with dignity and respect at all times.

Equal Opportunity. Worthington Industries is an equal opportunity employer. It is Worthington’s goal to ensure that hiring, transfer, promotion, compensation, and discipline decisions are based on the job-related qualifications, abilities and performance of employees and applicants. The Company does not discriminate against any employee or applicant on the basis of sex, race, color, religion, age, national origin, citizenship, disability, veteran status, or any other reason prohibited by federal, state, local or foreign law or regulation.

Non-Harassment/Non-Discrimination. It is Worthington’s policy and each employee’s responsibility to provide a workplace that is free of unlawful and inappropriate harassment or discrimination by supervisors, other employees, or other parties conducting business with Worthington. Worthington prohibits all forms of unlawful harassment or discrimination based upon sex, race, color, religion, age, national origin, citizenship, disability, veteran status or any other reason prohibited by applicable federal, state, local or foreign law or regulation. Worthington will not tolerate sexual advances, actions, comments or other conduct that creates an intimidating, offensive or hostile environment. Religious or ethnic slurs, jokes or other demeaning conduct which would be considered unwanted by a reasonable person are not permitted. Anyone who has been found, after investigation by Worthington, to have violated this policy will be subject to appropriate discipline, up to and including termination. The Company’s complete policy against harassment is contained in the Company’s Employee Handbook, which includes the complaint procedure to be used by persons who believe they have been subjected to such discrimination or harassment or who believe they have observed another person being subjected to such discrimination or harassment. Every employee should speak out whenever another’s conduct makes the employee uncomfortable and report any harassment the employee experiences or observes.

Safety and Health. The overall safety and well being of all Worthington employees is of the utmost importance and is a responsibility the Company and all employees share. Employees must comply with safety rules and procedures required by applicable laws and regulations and established by the Company with respect to each of its locations. Failure to follow safety rules, procedures, laws or regulations will subject the employee to disciplinary action up to and including termination. Worthington is committed to providing a safe work environment and to maintaining all equipment and machinery in proper working condition, with all safety apparatus in place and functioning. Assuring this is a fundamental responsibility of each employee. If at any time an employee believes an unsafe condition does exist, or an unsafe act is occurring, the employee should report it promptly to the employee’s supervisor, manager or other designated person.

Prevention of Violence in the Workplace. Worthington believes the best deterrent to employee violence is open communication between the employee and management. Worthington recognizes this and will continue to maintain its Open Door Policy for constructive and interactive problem solving. However, any act of violence or threat of violence, serious or not, direct or indirect, against a co-worker, customer, visitor or other individual by a Worthington employee will not be tolerated and is prohibited. Any employee engaging in such conduct will be subject to disciplinary action up to and including termination. It is every employee’s obligation to immediately report to their supervisor any such act or threat of violence made by a Worthington co-worker, customer, supplier, visitor or other individual that may affect the safety or security of the workplace. Failure to do so may result in disciplinary action up to and including termination. While Worthington will attempt to maintain confidentiality as appropriate for any reported act or threat of violence, the prevention of any potential serious harm to an individual will take precedence over confidentiality.

Loyalty To Worthington

Conflicts of Interest. Business decisions and actions must be based on the best interests of Worthington and must not be motivated or influenced by personal considerations or relationships.

All employees must avoid conflicts of interest. A conflict of interest exists when an employee’s personal or family relationships, financial affairs, or an outside business involvement may adversely influence the judgment or loyalty required for performance of the employee’s duties to Worthington. If an employee suspects even the appearance of a conflict of interest or is in doubt about a particular situation, the employee should promptly notify his or her supervisor or the Ethics Officer. The supervisor will then consult with the management or the Ethics Officer as appropriate.

Employees should also avoid conduct that may create an appearance of impropriety – i.e., conduct that would lead a reasonable observer to objectively conclude that the employee is acting in a manner that is dishonest, unethical, illegal or otherwise in violation of the guidelines set forth in this Code of Conduct.

It is not possible to identify every instance that results in a conflict of interest or in the appearance of impropriety. However, the following guidelines identify common instances in which they occur.

Business Opportunities. If an employee becomes aware of a possible business opportunity which Worthington may be interested in pursuing, the employee should consider such opportunity strictly for Worthington’s benefit. It is improper for an employee to exploit such an opportunity for personal benefit or become involved in a manner which would divide the employee’s loyalty between Worthington and a party that may do business with Worthington.

Investments. Employees may not allow their investments to influence, or appear to influence, their independent judgment on behalf of Worthington. This could happen in many ways, but it is most likely to arise if an employee has an investment or other interest in a contractor, competitor, supplier, or customer and the employee’s decisions may have a business impact on this outside party. If there is any doubt about how an investment might be perceived, the employee should disclose it to his or her supervisor or the Ethics Officer.

Family Members. Employees may not use undue personal influence to get or to do business with an entity in which family members or friends have an interest. These decisions must be made on the basis of what is best for the

Company. In some instances, it may be a conflict of interest if a member of an employee’s immediate family is employed by a supplier, contractor, customer, or competitor of the Company. The employee’s supervisor should be notified if these situations occur. The supervisor will then consult with management or the Ethics Officer as appropriate.

Consultants and Representatives. When it is necessary to engage the services of an individual or firm to consult for or otherwise represent the Company, special consideration must be given to avoid any conflicts of interest between the Company and the person or entity so employed. Consultants and representatives of the Company must act on the Company’s behalf in a manner consistent with the Company’s philosophy, this Code of Conduct and applicable laws and regulations.

Bribes, Kickbacks and Other Improper Payments. Bribes, kickbacks, payoffs and other improper payments are unethical and illegal, and no employee may make, offer or authorize any such payment. Also, employees are not permitted to solicit or accept any offer, payment, or gift that is intended or appears to influence their conduct or decisions or that is otherwise unlawful.

Fraud, Misappropriation, Theft, Embezzlement. Employees shall not commit, aid or assist in any fraud, misappropriation, theft, embezzlement, bribery or any similar activities. Prohibited acts include, but are not limited to: forgery or alteration of checks, securities or other negotiable instruments; misappropriation of funds, securities or other assets; improper handling or reporting of money or financial transactions; improper handling of corporate property, assets or information or their use for personal gain; unauthorized use or disclosure of corporate business plans, intellectual property, trade secrets or financial information; destruction or unauthorized removal of records, furniture, fixtures or equipment; violating federal, state, local or foreign tax laws or regulations; and submitting false expense reports or other false personal information.

Employees who suspect or have information concerning any such wrongdoing involving Worthington, its employees or any Worthington agent or customer (including customer employees, or anyone doing business with Worthington) must promptly notify their supervisor, a member of management or the Ethics Officer.

Gifts, Meals and Entertainment. By receiving meals, gifts or entertainment, an employee may create the impression that the employee favors an entity for reasons of personal advantage rather than price, quality, service or other factors beneficial to the Company. Employees involved in purchasing, negotiating or contracting with vendors and customers must use special care to avoid the existence, or even the appearance, of impropriety.

In general, the Company allows the receipt of business gifts, meals and entertainment that are not extravagant, are consistent with the Company’s and the community’s ethical norms, and are consistent with the employee’s position and the business purpose served by having the employee participate. In the case of a gift, it must be sufficiently limited in value and form such that it would not be construed as a bribe or a payoff (the acceptance of money in any form is never appropriate), or an attempt to influence the employee’s decision making. In the case of meals and entertainment, their value must be appropriate to the employee’s position and the business purpose served. Employees may accept transportation and lodging provided by a supplier, customer or other third party, if the trip is for business and is approved in advance by the employee’s supervisor. As a general rule, if the disclosure of the gift, meal, entertainment or travel to fellow employees or others would embarrass the employee or the Company, it should not be accepted. All such gifts, meals, entertainment and travel should be disclosed to the employee’s supervisor who will consult with management or the Ethics Officer, as appropriate.

Similar good judgment must be applied in giving gifts, meals, entertainment and travel to current or prospective customers and vendors.

Personal Behavior

Employees are expected to conduct their private affairs and actions in a manner that will not cause embarrassment to or bring discredit upon the Company.

Information Technology

Information Security Responsibility. All Worthington Industries employees – including full-time, temporary, part-time and contract workers – and all other people granted access to company information or information systems are responsible for ensuring that company information and information systems are used appropriately at all times. Specifically, they must ensure, to the best of their abilities, that information and information systems are used only for their permitted use in support of the company’s business operations, that information is not improperly disclosed, modified or endangered, and that access to company information resources is not made available to any unauthorized person. Visitors must be supervised by an employee at all times while they are on the company’s premises, or other steps must be taken to assure they do not obtain access to such information and information systems.

Social Media Use. The Code of Conduct applies when you are on a social media and/or a business site. Worthington recognizes that participation in some forums might be important to the performance of an employee’s job. In such cases, employees must limit their discussion to matters of business use. Communications must not reveal information about Worthington Industries processes, techniques, trade secrets or confidential information and must not otherwise violate this or other Worthington policies.

Chat Rooms/Message Boards. Employees should not participate in or provide information about the Company to chat rooms, message boards or similar forums. These forums are not sponsored by, or endorsed by Worthington. When employees participate in such forums they often provide information which may be confidential, inappropriate or detrimental to Worthington and its interests, which could potentially expose them to personal liability.

Employees who do provide confidential, inappropriate, derogatory or damaging information about Worthington are subject to disciplinary action, up to and including termination. The best way to avoid any problems is not to participate.

Software Use. Violations of the rights of any person or company protected by copyright, trade secret, patent or other intellectual property, or similar laws or regulations, including, but not limited to, the installation or distribution of “pirated” or other software products that are not appropriately licensed for use by Worthington Industries are strictly prohibited.

Unauthorized duplication of copyrighted material including, but not limited to, digitization and distribution of photographs from magazines, books or other copyrighted sources, copyrighted music, and the installation of any copyrighted software for which Worthington Industries or the end user does not have an active license is strictly prohibited.

Exporting software, technical information, encryption software or technology, in violation of international or regional export control laws, is illegal. The appropriate management should be consulted prior to export of any material that is in question.

Policy on Electronic Media. The Company provides many of its employees access to one or more forms of electronic media and services, including computers, e-mails, telephones, voice mail, fax machines, external electronic bulletin boards, wire services, on-line services and the internet and the worldwide web. These media and associated services can enhance communication and are valuable sources of information. However, all users should remember that these electronic media and services provided by Worthington are Worthington’s property and their purpose is to facilitate and support Worthington’s business.

Worthington’s policy concerning electronic media and services is contained in a separate document and any person using Worthington’s electronic media and services should obtain a copy of that policy. However, a few important points from that policy are as follows:

•	Electronic media must be used responsibly and cannot be used for transmitting, retrieving or storing any inappropriate communication or information.

•

Worthington provides electronic media and services for the employee to use for Worthington business. Limited, occasional, or incidental use of these media and services for personal, non-business purposes is understandable but employees must do so responsibly and not abuse this privilege.

Privacy Guidelines. Users should have no expectation of privacy. Worthington Industries maintains the right to monitor and review all Information and Information Systems to ensure compliance with this policy, as well as to fulfill Worthington Industries’ responsibilities under the laws and regulations of the jurisdictions in which it operates.

Non-Compliance. Persons who abuse the privilege of Company-facilitated access to Worthington Industries’ Information or Information systems are subject to disciplinary action up to and including termination.

Persons using the Worthington Industries’ Information and Information systems for defamatory, illegal, or fraudulent purposes and persons who break into unauthorized access to Worthington Industries’ Information and Information systems also are subject to civil liability and criminal prosecution.

Using and Supplying Company Information

Insider Stock Trading. Stock transactions are regulated by numerous and complex laws and regulations. Civil and criminal penalties can be imposed on individuals in corporations convicted of violations of the securities laws and regulations.

An employee who is aware of any “material” information about the Company that has not yet been disclosed to the public may not buy or sell Worthington Industries, Inc. stock until 24 hours after the information has been made public, subject to any other black-out or trading restrictions which may remain in place. “Material” information means any fact that would likely influence a reasonable investor’s decision to buy, sell, or hold the Worthington stock. Examples may include, but are not limited to, knowledge of new contracts, products or discoveries; unpublished financial information such as actual or projected sales or earnings; acquisition, disposition or merger proposals; major litigation; changes in management; information concerning stock splits, dividends, repurchases, distributions, tender offers, exchange offers, securities offerings or other transactions affecting the Company’s securities; strategic plans; or any other favorable or adverse business information. In addition, employees can be legally liable if someone outside the Company trades in Worthington stock based upon inside information given by an employee.

Company policy forbids any employee to give any confidential Company information to anyone without adequate legal safeguards.

Information of Other Companies. Insider trading laws also apply to the receipt of material nonpublic information concerning other organizations. If an employee receives material nonpublic information about a Worthington customer, supplier, acquisition candidate or other party in confidence, the employee should neither disclose that information to anyone else nor trade in that organization’s securities until the information is released to the public. Employees should not trade in any other company’s securities if they believe Worthington’s plans or activities will affect the value of such securities.

Communication with Analysts and Investors. Insider trading laws also apply to communications by Worthington employees with the financial media, other media representatives, investment analysts or others in the investment or financial community. Therefore, it is required that all communications with, and inquiries from, such persons be handled solely through Worthington’s Investor Relations Department.

Investor Relations Information. Requests for information regarding Worthington from shareholders, their representatives or any other member of the investment or financial community, including personal financial advisors, should be referred to Worthington’s Investor Relations Department. Employees should not handle these requests themselves.

Media Relations. Employees may not discuss or otherwise release information about Worthington, about events involving or affecting the Company, or about Worthington employees to the news media. All such information must be released solely by, or upon approval of, Worthington’s Corporate Communications Department.

All requests from the news media for information or interviews should be referred to the Corporate Communications Department. Employees should not handle these requests themselves.

Employees may not make public appearances, speeches or statements, in person or through broadcast, electronic or printed media, or the internet relating to Worthington or its business without obtaining prior approval from the Corporate Communications Department, and disclosing the content if requested. This would include any personal communications that might be attributed to the Company due to the employee’s position with the Company.

Record Keeping

Accuracy of Records. Records relating to Worthington’s business transactions and other activities must be prepared accurately and truthfully. All Company payments and other transactions must be properly authorized and be accurately and completely recorded in accordance with Worthington’s accounting policies. No false, incomplete or misleading entries or records shall be created.

Worthington has established a system of internal controls that must be strictly followed so as to provide reasonable assurances that all financial transactions are executed in accordance with management authorization and are recorded in a proper manner. No undisclosed or unrecorded corporate funds or accounts shall be established for any purpose.

Complete and accurate records or information must be made available to internal auditors and to external auditors as requested. No employee may interfere with or seek to improperly influence an authorized audit of the Company’s financial records.

Business documents should be retained and disposed of in accordance with all regulatory requirements and Company policies concerning record retention. Business records and communications can often become public. Employees should avoid exaggeration, colorful language, guesswork, legal conclusions, and derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including e-mail and “informal” notes or memos.

Employees must also maintain accurate records of expenditures of corporate funds for travel and other reimbursable expenses, and accurate records demonstrating their eligibility for benefits including sick leave, disability payments and education.

Falsification of business or employee records is prohibited. Any employee who falsifies records is subject to disciplinary action, up to and including termination.

Financial Reporting Compliance. The Company is required to issue reports in compliance with rules and regulations of the United States Securities and Exchange Commission and the New York Stock Exchange, and to issue financial statements in conformity with generally accepted accounting principles and those rules and regulations. All employees of the Company must keep accurate and complete books, records, and accounts to enable the Company to meet these reporting obligations. It is expected that any employee involved in preparing the Company’s disclosures will adhere to such principles.

Reporting of Concerns. Any employee who, in good faith, believes that the Company’s method of accounting is inappropriate or not in compliance with generally accepted accounting principals, that records are not being appropriately maintained, that business transactions are not being properly reported, or that internal controls are not being followed should report this to the Company’s Chief Financial Officer, the Company’s General Counsel, or the

Ethics Officer, either directly or through the EthicsLine. If the employee is unsatisfied with the response, the employee should report the matter to the Audit Committee of the Company, either directly or through the EthicsLine.

Worthington’s Proprietary Information. “Proprietary Information” means any private or otherwise nonpublic business, technological, financial, strategic, personnel or other information, plans, data or material of the Company that employees have learned, generated, had access to or acquired while working at Worthington. Proprietary Information may be oral or written. Worthington’s Proprietary Information is a valuable corporate asset. Employees may not access or use such information unless they have proper authorization and the information is relevant to the performance of their jobs. The content of all Worthington files, records, strategies and other information is strictly confidential. Employees may not disclose such information to any outside parties without management’s prior authorization. If management permits disclosure, it shall first determine whether to require the outside party to sign a confidentiality agreement.

Proprietary Information includes Worthington’s trade secrets. A trade secret is any information or knowledge that has not been made public and which could give Worthington a competitive advantage. Examples include, but are not limited to, customer lists, technology, computer programs and market information.

The general rule is: If you are not sure whether an item of information is proprietary, treat it as such. Should a breach of confidentiality occur for any reason, any employee who becomes aware of the breach should notify his or her supervisor as soon as possible.

Employees must follow these procedures for storing proprietary information:

•	Label it “Proprietary and Confidential.”
•	Store it so that unauthorized persons do not have access to it.
•	Give it to other Worthington employees only if they need it to carry out their business responsibilities.
•	If someone other than a Worthington employee asks for such information, refer the request to your supervisor or the Legal Department.

Each employee has a continuing obligation after separating from the Company for any reason not to make use of or disclose any Worthington proprietary or confidential information. Employees terminating their service with Worthington must leave all documents and other materials containing proprietary or confidential information with the Company.

Certifications and Disclosures. Employees are routinely required to certify that, to their knowledge, the Company is in compliance with the applicable laws and/or regulations. Some common certifications include: certifications as to environmental, safety and health matters, and certifications to the federal government concerning business information. Employees must be aware of the requirements applicable to their jobs and be sure that all certifications are completed and filed in a timely and accurate manner.

Competitive Intelligence. To be successful, a business must understand its competitors. In collecting data about its competitors, the Company uses all legitimate sources, but avoids any actions that are illegal, unethical or could cause embarrassment or liability to the Company. The Economic Espionage Act of 1996, for example, imposes criminal penalties on individual corporations and entities that steal or attempt to steal trade secrets or knowingly receive or possess stolen trade secrets of others. A trade secret is confidential information that a company has sought to protect, because it provides a business advantage over those who do not know or use it. If a Worthington employee or representative receives or is offered information which he or she believes was obtained in an inappropriate manner, do not use or distribute the information until it has been reviewed by the Legal Department.

Compliance with Laws and Regulations

Antitrust Laws. Worthington is committed to compliance with federal and state antitrust laws and regulations of the countries in which it does business. Violations of antitrust laws and regulations can result in severe criminal penalties and civil liability for Worthington, and liability, fines and imprisonment for offending employees.

The following material only summarizes common problem areas. Review it carefully. When faced with a concern regarding the legality of any activity – even a seemingly unimportant activity – promptly contact the Company’s Legal Department.

A. Relationship With Competitors. It is illegal to reach any agreement or understanding – express or implied, written or oral – with a competitor regarding price, terms of sales (e.g., discounts), production levels, division of markets, territories or customers, refusal to deal with third parties, or level of product quality. Applicable antitrust laws and regulations make these activities automatically illegal. There is no need to prove an anti-competitive effect – this is presumed.

Remember, no formal agreement need be proved. Oral discussions and informal arrangements followed by common action may be an “agreement” which can be a violation. Accordingly, employees should never discuss any of the following topics with competitors.

•	price or any aspect whatsoever of pricing policy;
•	billing and credit practices;
•	profits and profit margins;
•	suppliers’ terms and conditions;
•	distribution or marketing plans or practices;
•	bidding plans or practices;
•	dividing up customers, products, sales territories or business markets;
•	making false comments about a competitor’s products and making false or misleading advertising claims;
•	new products; and/or
•	refusals to deal with customers or suppliers.

If a competitor begins to discuss any of these subjects, employees should terminate the conversation immediately, and report it to the Company’s Legal Department.

B. Customer Relations. Certain types of contractual relationships with customers can also raise antitrust concerns by unreasonably hampering competition. Typically, these arrangements are not automatically illegal, but require a showing of harm to competition. If you have a concern that a business arrangement you are thinking of entering into on Worthington’s behalf might be viewed as an unreasonable restraint on competition, do not act without the prior review and approval of the Company’s Legal Department.

Foreign Business. Employees are expected to obey the laws and regulations, and respect the customs of countries in which Worthington transacts business. If these laws, regulations, or customs are not addressed or appear to be in conflict with these guidelines set forth in this Code of Conduct, contact the Company’s Legal Department to get a resolution of the issues.

Employees must follow the Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits Worthington and its employees from making or offering to make payments of money, products or services to any foreign governmental official or governmental employee, to any foreign political party, or to any official or candidate of a foreign political party if the purpose of the payment is to help Worthington obtain or retain business, or to help Worthington direct business to any person. The FCPA also bars the making or offering of such payments through third party intermediaries. If you have any concern that a payment that you are thinking of making, offering or authorizing will violate the FCPA, do not act without prior review and approval of the Company’s Legal Department. If you violate the FCPA, you can subject the Company and yourself to severe civil and criminal penalties.

Worthington employees must obey American and foreign laws and regulations relating to gifts and entertainment for public employees and must not engage in any illegal activity to obtain or retain business.

Environmental Practices. Worthington is committed to conducting its business activities in a manner that protects and preserves the environment. Worthington will comply with all applicable environmental laws and regulations and operate its facilities with necessary permits, approvals and controls. In addition to knowing and complying with applicable environmental laws and regulations, each employee has a personal responsibility to report to management any spills, discharge or releases into the environment of any material and to assure that appropriate remedial action is taken. Employees may also report any known environmental violations or releases to the Corporate Environmental Director or any member of the Company’s Legal Department.

Political Contributions and Activity

Corporate Contributions. Federal law and the laws of many states generally prohibit companies from making contributions of money, goods or services to political parties or candidates. Employees may not make any contribution on behalf of Worthington or use Worthington’s name, funds, facilities, properties or services for the support of any political party or candidate, unless the contribution or activity is permitted by law and authorized in advance by management. Employees may voluntarily participate in the Worthington Industries Political Action Committee, an independent, not-for-profit association established under federal law to solicit individual contributions to support candidates for political office whose ideals are consistent with the Company’s best interest.

Employee Political Participation. Worthington encourages employees to participate in the political process by voting and otherwise being involved in political activity. However, employees should never create the impression that they are speaking or acting on behalf of Worthington when engaging in political activity or expressing a political opinion.

Additional Provisions Applicable to Executive Officers and Directors

The Audit Committee of the Company shall investigate any alleged violation of the Code of Conduct by any of the Company’s Executive Officers or Directors. In the event the Audit Committee determines that a violation of the Code of Conduct has occurred, the Audit Committee shall be authorized to take any action it deems appropriate. If the Audit Committee determines that a violation by an Executive Officer or Director has occurred, but elects not to take any remedial or other action against such Executive Officer or Director, the Company shall disclose the facts and circumstances of its election to waive the applicable provisions of the Code of Conduct as required under applicable law or the requirements of the New York Stock Exchange.

Any waiver of this Code of Conduct for Executive Officers or Directors may be made only by the Company’s Board of Directors or the Audit Committee.

Any action or transaction in which the personal interest of an Executive Officer or a Director may be in conflict with those of the Company, must be reported to the Audit Committee of the Board of Directors. The Audit Committee shall have the right to determine in advance whether any such action or transaction would constitute a conflict of interest in violation of this Code of Conduct.

Resolving and Reporting Issues

Do The Right Thing. Most situations can be handled by following a basic rule – Do the right thing. At times, however, the right thing to do is not always perfectly clear. If you find yourself in a situation where the “right thing” is unclear, read the Worthington Philosophy. If you need support, talk to your supervisor, a member of management or the Ethics Officer.

How To Get Help. If you have questions about the Code of Conduct, the first place to turn is your supervisor or manager. If you are uncomfortable discussing the issue with your supervisor, please talk to any member of management, Human Resources, the Legal Department or the Ethics Officer. Our Open Door Policy allows you the freedom to approach any level of management with your concerns.

Reporting Violations. The Company expects full compliance with this Code of Conduct.

Any employee who is found to have violated the Code of Conduct may be subject to discipline up to and including termination. Employees are encouraged to report any violation of the Code of Conduct to their supervisor, any member of management, Human Resources, the Legal Department, or the Ethics Officer. The Company will not permit any retaliation against an employee who appropriately reports a matter he or she believes in good faith is a violation of this Code of Conduct. However, employees who make knowingly false accusations in bad faith may be subject to discipline, up to and including termination.

EthicsLine

Although we hope you will feel comfortable discussing with your supervisor or a member of Management, any issues you have concerning compliance with the Code of Conduct or any concerns you have that a violation of the Code of Conduct has occurred, we have established the Worthington Industries EthicsLine as an alternative to report or raise any such items. The EthicsLine offers employees a 24/7 hotline service by which he or she can make confidential reports to a third-party provider. This service is provided through The Network, which has been in business for over 24 years and offers services to over 1,000 companies, including many in the Fortune 500.

Calls to the EthicsLine may be made anonymously. Anonymous callers will be advised if additional information is required before an effective investigation can take place. Callers who wish, will be assigned a confidential identification number, so they can follow the status of their calls. It is the intent of The Network and the Company to maintain the anonymity and confidentially for all people who request it.

In the U.S. and Canada, the EthicsLine may be reached at 877-263-9893. If calling from other countries, call 770-613-6395. No method of identifying a caller is used.

Contact Information

Ethics Officer:		Media and Investor Relations/ Corporate
Dale T. Brinkman	(Name)	Communications:
200 Old Wilson Bridge Road	(Address)	Cathy M. Lyttle	(Name)
Columbus, Ohio 43085	(Address)	200 Old Wilson Bridge Road	(Address)
614-438-3001	(Phone)	Columbus, Ohio 43085	(Address)
614-840-3706	(Fax)	614-438-3077	(Phone)
dale.brinkman@worthingtonindustries.com	(E-mail)	614-840-4150	(Fax)
		cathy.lyttle@worthingtonindustries.com	(E-mail)
Legal Department:
200 Old Wilson Bridge Road	(Address)
Columbus, Ohio 43085	(Address)
614-438-3001	(Phone)
614-840-3706	(Fax)
dale.brinkman@worthingtonindustries.com	(E-mail)

EthicsLine:
877-263-9893	(Phone – Inside the U.S.)

770-613-6395	(Phone – Outside the U.S.)